UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

Del Monte Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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SUPPLEMENT #4 TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by Del Monte Foods Company (the “Company”) on January 12, 2011, as supplemented by the Schedule 14As filed with the SEC on January 26, 2011, February 4, 2011 and February 16, 2011 (as supplemented, the “Definitive Proxy Statement”), which should be read in its entirety.

The Merger – Background of the Merger

The following disclosure supplements the discussion beginning on page 24 of the Definitive Proxy Statement under the heading “Background of the Merger”:

On February 17, 2011, the board of directors held a meeting, at which representatives of Gibson Dunn, the Company’s legal advisor, were present. Among other things, the board of directors reviewed the Delaware Court of Chancery’s decision to preliminarily enjoin the Company from proceeding with the vote on the merger, to enjoin, pending the stockholder vote on the merger, the enforcement of the no-solicitation and matching right provisions in Section 6.5(b), (c) and (h) of the merger agreement, and the termination fee provisions relating to topping bids and changes of recommendation in Section 8.5(b) of the merger agreement. After a thorough discussion, the board of directors decided, among other things, to engage Perella Weinberg to proactively contact third parties who may be potentially interested in acquiring the Company. Such process is being conducted by Perella Weinberg at the direction of, and under the oversight of, the Strategic Committee of the board of directors. In connection with such services, Perella Weinberg will receive a retainer of $1,000,000 and an additional transaction fee of $4,000,000 in connection with the consummation of an alternative transaction, including a transaction with the sponsors, at a price per share of Company common stock higher than $19.00 per share.